UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-132621	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

|_|  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement.
Item 3.03 Material Modification to Rights of Securities Holders.

On December 1, 2008, we entered into an agreement to restructure, and closed the restructuring, of the going-forward terms of our December 27, 2007 financing.  In connection with the restructuring, there was an early exercise of warrants for $2.8 million for a new Series B Convertible Preferred Stock, an exchange of outstanding Series A 10% Convertible Preferred Stock for the new Series B Convertible Preferred Stock and an exchange of certain outstanding warrants for the new Series B Convertible Preferred Stock, removal of all preferences associated with the 2007 transaction, including anti-dilution protection and rights impacting management decisions, and a lock-up of certain of the securities issued in connection with the December 2007 financing for a period that can extend to September 30, 2009.

In connection with the restructuring, an affiliate of Vision Capital Advisors was given a right, under certain circumstances to designate a member of the board of directors and Platinum-Montaur Life Sciences LLC was given the right, under certain circumstances, to tender to the Company certain of its Series B Convertible Preferred Stock received in the restructuring in exchange for a return of the sum paid to the Company for such Series B Convertible Preferred Stock.

Copies of all material agreements entered into by the Company in connection with the restructuring are attached to this current report as Exhibits.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 1, 2008, Jess Jones, MD was elected by the Board of Directors of NewCardio, Inc. (the “Company”) as a director of the Company to fill a vacancy on the Board.

Jess Jones, MD

From 2006 to present Dr. Jones has worked with Vision Capital Advisors, LLC as the Director of Healthcare Investing, analyzing investment opportunities in the biotech, pharmaceutical, medical technology, and medical services fields, and assisted companies in the implementation of their business plans. From 2001 to 2007, Dr. Jones attended Columbia College of Physicians & Surgeons, where he received his medical degree in May 2007.  In 2005, while attending Columbia Medical School, Dr. Jones was awarded an American Heart Association –Medical Student Research Fellowship to study post-stroke inflammatory mediators in the Department of Neurosurgery. Additionally, Dr. Jones earned a BA degree from the University of Utah in 2001 and an MBA from Columbia Business School in May 2007.

Item 7.01 Regulation FD Disclosure

On December 3, 2008, we issued a press release entitled “NewCardio Restructures 2007 Financing, Receives $2.8 Million Additional Cash and Improves Capital Structure” which announces that we have completed a restructuring of the going-forward terms of our December 27, 2007 financing transaction. A copy of this release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in its press release.  This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

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Item 9.01                      Financial Statements And Exhibits.

(d)  Exhibits.

Exhibit No.	Description

4.9	Amendment to Certificate of Designation, dated as of December 1, 2008, a copy of which is filed herewith.
4.10	Series B Convertible Preferred Stock Designation, dated as of December 1, 2008, a copy of which is filed herewith.
4.11	Amended and Restated Series A Warrant, dated as of December 1, 2008, a copy of which is filed herewith.
10.29	Amendment to Securities Purchase Agreement, dated as of December 1, 2008, a copy of which is filed herewith.
10.30	Platinum Put Letter, dated as of December 1, 2008, , a copy of which is filed herewith.
10.31	Management Rights Letter, dated as of December 1, 2008, a copy of which is filed herewith.
99.1	Press Release, entitled “NewCardio Restructures 2007 Financing, Receives $2.8 Million Additional Cash and Improves Capital Structure”, issued December 3, 2008, a copy of which is filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: December 3, 2008	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer

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